EXHIBIT 99.1

Virginia Albanese Appointed to CDW Board of Directors

LINCOLNSHIRE, Ill., March 03, 2016 (GLOBE NEWSWIRE) -- CDW (NASDAQ:CDW), a leading provider of technology solutions to business, government, education and healthcare, today announced that Virginia Albanese has been appointed to the company’s Board of Directors.

Since 2007, Albanese has served as president and CEO of FedEx Custom Critical, a leading North American expedited freight carrier.  Albanese’s leadership has fostered significant growth, exceptional 24/7 customer service and a successful workplace culture at FedEx Custom Critical.

Albanese began her career with the company in 1986 and quickly rose through the ranks, holding positions of increasing scope and responsibility in which she placed a strong focus on streamlining processes through technology and unifying stakeholders under a common strategy.

Albanese is a valued leader both at work and in the community. In 2013, Ohio Gov. John Kasich appointed Albanese to the board of trustees at Kent State University, where she earned her bachelor’s degree and executive master’s degree in business administration.

“Virginia has a deep knowledge of logistics and how technology helps drive operating performance,” said Thomas E. Richards, chairman and CEO, CDW. “Her innovative leadership and strong international experience will help us execute against our key priorities, and we are pleased to welcome her to CDW’s board.”

Albanese is past chair of the Boys and Girls Clubs of the Western Reserve and life trustee of the Greater Akron Chamber of Commerce. She also currently serves on the board for Akron Children’s Hospital and the Akron Community Foundation.

About CDW

CDW is a leading multi-brand technology solutions provider to business, government, education and healthcare organizations in North America and the United Kingdom. A Fortune 500 company, CDW was founded in 1984 and employs more than 8,400 coworkers. For the trailing twelve months ended December 31, 2015, the company generated net sales of over $12.9 billion. For more information, visit www.CDW.com.

Media Contact:
Mary Viola
CDW
(847) 968-0743
mediarelations@cdw.com

Investor Inquiries:
Sari L. Macrie
CDW
(847) 968-0238
investorrelations@cdw.com

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